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                                                                    Exhibit 10.2

                                PEOPLESOFT, INC.
               EXECUTIVE SEVERANCE POLICY - SENIOR VICE PRESIDENTS
                            Effective January 1, 2003

If an Executive's employment with the Company is involuntarily terminated by the Company other than for Cause, then, subject to the Executive's executing and not revoking a general release of claims in favor of the Company, the Executive will receive the following:

-        6 months' base salary at the rate in effect on the date of termination;

- 6 months of Executive's target bonus pursuant to the Company's Employee Incentive Compensation Plan at the rate in effect on the date of termination, assuming 100% achievement of Executive's and Company's objectives, and excluding any other bonuses, such as the annual bonus subject to the discretion of the Board of Directors;

- Credit for 6 months of employment toward vesting of stock options, stock appreciation rights, restricted stock awards and stock purchase rights ("Options") granted prior to the date Executive's employment is terminated, unless the plan under which the Options were granted prohibits such credit or acceleration or provides for alternative vesting;

- Reimbursement of COBRA premiums, if Executive is eligible for COBRA, for up to 6 months from the date of termination.

Any amounts owed hereunder will be reduced by any other salary, severance, bonus or benefits to which Executive is entitled under any applicable laws or regulations, including, but not limited to, WARN.

If (i) there is a Change of Control, and (ii) within one (1) year of a Change of Control, an Executive's employment is either involuntarily terminated other than for "Cause" or terminates by the Executive on the basis of Constructive Discharge, and (iii) the Executive executes and does not revoke a general release of claims in favor of the Company or surviving entity, the Executive will receive the items listed above and the following:

- All unvested Options granted to Executive prior to the date Executive's employment is terminated, will vest, unless the plan under which the Options were granted prohibits such vesting or provides for alternative vesting.

The foregoing severance terms do not change the at-will nature of any Executive's employment with PeopleSoft. Any disputes, controversies, or claims arising out of or relating to this Policy must be resolved under PeopleSoft's Internal Dispute Solution (IDS) process.

DEFINITIONS

"Cause" means (i) a material act of dishonesty by Executive in connection with the Executive's employment with the Company; (ii) the Executive's conviction of, or plea of nolo contendere to, a felony; (iii) the Executive's gross misconduct in connection with the performance of his or her duties; (iv) Executive's death or permanent disability preventing him or her from performing the usual and necessary functions of his or her office; (v) the Executive's material breach of his or

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her obligations as an officer of the Company; or (vi) the Executive's failure to materially comply with the Company's policies. With respect to clauses (iii),
(v) and (vi), such actions shall not constitute Cause if they are cured by the Executive within thirty (30) days following delivery to the Executive of a written explanation specifying the basis for the Company's belief that it has Cause, provided that the Company deems such action capable of being cured.

"Constructive Discharge" means (i) the occurrence of one or more of the following ("Constructive Discharge Events"): (a) a material reduction in the Executive's Base Salary or target bonus potential under the Employee Incentive Compensation Plan other than for Cause, ; (b) a material reduction in Executive's authority or duties (other than a material reduction in authority or duties occurring solely by virtue of a Change of Control, as for example, when an Executive retains the position in the Company but the Company is a wholly-owned, privately-held subsidiary or division of a larger company, or a reduction other than for Cause); or (c) relocation of Executive's position outside of the metropolitan area where Executive is currently employed, and (ii) a Constructive Discharge Event continues for more than thirty (30) days after delivery of written notice by the Executive to the Company specifying the circumstances of the alleged Constructive Discharge, which notice must be delivered to the Company within five (5) business days of the Constructive Discharge Event, and (iii) Executive resigns from all positions with the Company or its successor within ten (10) days of the expiration of Company's 30 day cure period, where such Constructive Discharge Event is still ongoing.

"Change of Control" means:

                  (a) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing forty-five percent (45%) or more of the total voting power represented by the Company's then outstanding voting securities; or

                  (b) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for elections, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

                  (c) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty-five percent (55%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

The consummation of the sale or disposition by the Company of all or substantially all of the Company's assets.

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